Exhibit 10.35

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into effective as of the 18th day of February 2025, by and between POWDERMET, INC., a Delaware corporation (“Sublandlord”) and PMT CRITICAL METALS, INC., an Ohio corporation (“Subtenant”).

R E C I T A L S:

A. Sublandlord, as tenant, and Sherman Properties, LLC, an Ohio limited liability company (“Master Landlord”), as landlord, entered into a certain Lease Agreement on March 7, 2006, as amended and restated by and pursuant to an Amended and Restated Master Lease Agreement dated 1/11/2023 (collectively, the “Master Lease”) pursuant to which Master Landlord leased and continues to lease to Sublandlord certain real property and improvements located at 24112 Rockwell Drive, Euclid, Ohio 44117 (the “Entire Premises”), consisting of approximately 36,000 sq ft (building 37), and 14,000 sq ft (Building 40, manufacturing building). A true, full, and complete copy of the Amended and Restated Master Lease is attached hereto and made a part hereof as Exhibit A.

B. Sublandlord desires to sublease a portion of the office building located on the Entire Premises known as Building No. 37, and Building No. 40 by the parties (the “Buildings”), along with related parking and common areas on the Entire Premises, to Subtenant, and Subtenant desires to sublease such premises from Sublandlord, on the terms and conditions hereinafter set forth.

C. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Lease.

D. Lease term shall commence/be effective April 1, 2025.

A G R E E M E N T S:

In consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. PREMISES.

(a) The “Premises” shall mean the office space designated on Exhibit B attached hereto, constituting approximately seventy percent (50%) of the total office space of the Building 37, and approximately 75% of the space in building 40 (such percentage excluding hallways, restrooms and common areas of the Building). Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Premises upon all of the terms and conditions set forth herein. Sublandlord further grants Subtenant the non-exclusive right to use in common with Sublandlord and the owner and other tenants of the Entire Premises and their respective employees and guests, the driveway providing access between the Building and Rockwell Drive and the parking lot area adjacent to the Building and all common areas of the Building, including but not limited to, all restrooms, elevators, kitchen areas and other common areas within the Building. Sublandlord shall maintain the common driveway and parking lot in good condition and repair during the Term, including the plowing and removal of snow and ice from such areas.

(b) Subtenant hereby accepts the Premises in its condition existing as of the date of the execution hereof, subject to the terms of the Master Lease and to (i) such matters as would be revealed by an accurate survey and physical inspection of the Premises as of the Effective Date; (ii) zoning and building laws and ordinances and other laws and regulations now in effect or hereafter adopted by any governmental authority having or acquiring jurisdiction thereover; (iii) current real estate taxes and assessments, both general and special, which are a lien but not yet due and payable; (iv) the Open-End Mortgage Deed and Security Agreement granted by Landlord to the Bank of America, as the same has been or may subsequently be amended or modified; and (v) all present liens, encumbrances, conditions, rights, easements, restrictions, rights of way, covenants and other matter of record.

(c) During the Term, Sublandlord may make a written request to Subtenant to surrender a portion of the Premises and reduce the size of the Premises so as to enable Sublandlord to use more of the office space of the Building. If Sublandlord and Subtenant mutually agree to reduce the size of the Premises, they shall enter into a written amendment of this Sublease memorializing the portion(s) of the Building that will be released from the operation of this Sublease and removed from the definition of the Premises, and the Base Rent and any additional rent or charges payable by Subtenant under this Sublease (other than charges for natural gas and for telephone service) shall be reduced on a pro-rata basis. Sublandlord and Subtenant acknowledge and agree that Subtenant shall not be obligated to reduce the size of the Premises or surrender any portion of the Premises, even if Subtenant is not currently actively using all of the Premises.

2. TERM. The term of this Sublease (the “Term”) shall be for a term commencing on the Effective Date and terminating on October 31, 2033 (the expiration of the term of the Master Lease), unless sooner terminated as hereinafter set forth.

3. RENT.

(a) Subtenant shall pay as Base Rent for the Premises the amount of Four Thousand Five Hundred and 00/100 Dollars ($7,500.00) per month during the Term, in advance, on the first day of each month of the Term.

(b) From and after the Effective Date, Subtenant shall pay Sublandlord as Additional Rent Subtenant’s pro rata share (currently seventy percent (65%)) of the real estate taxes payable by Sublandlord under the Master Lease in respect of the property for periods during the Term as provided herein. Subtenant further agrees to pay Sublandlord as Additional Rent Subtenant’s pro rata share of property insurance premiums for the Building only (and not for Building 40) required to be maintained by Sublandlord under the Master Lease unless Subtenant directly obtains and maintains such insurance. For purposes of this Lease, Subtenant’s “pro rata share” shall be based on a fraction, the numerator of which is the number of square feet of office and manufacturing space within the Premises at the applicable point in time (excluding hallways and other common areas) and the denominator of which is the total number of square feet of office and manufacturing space within the Building (excluding hallways and other common areas). Subtenant shall pay its pro rata share of real estate taxes and property insurance to Sublandlord within thirty (30) days following receipt of Sublandlord’s invoice, which shall include a copy of the underlying real estate tax bill.

(c) From and after the Effective Date, Subtenant shall reimburse Sublandlord, as Additional Rent, fifty percent (50%) of the reasonable costs and expenses incurred by Sublandlord in maintaining, repairing and plowing the common driveway and parking lot, and maintaining the grounds of the facility. Sublandlord shall send Subtenant a written invoice for such costs and expenses as they are incurred on a monthly basis, and Subtenant shall reimburse Sublandlord for Subtenant’s share of the costs and expenses within thirty (30) days following receipt of the invoice. Notwithstanding any provision contained herein to the contrary, Subtenant shall not be responsible to pay or reimburse Sublandlord for any capital improvements or expenditures made by Sublandlord to the common driveway or parking lot, such as re-paving, unless Subtenant has approved such capital improvements or expenditures in advance, which approval Subtenant shall not unreasonably withhold.

(d) All Base Rent Rent, Additional Rent and other charges payable by Subtenant hereunder hereinafter collectively are referred to as “rent”.

4. UTILITIES.

(a) Subtenant agrees to pay its pro rata share (currently fifty percent (50%), expected to increase to 80% of the electricity in 2026, natural gas, water and sewer utilities furnished to the Building through the Term. Such utilities shall remain in the name of Sublandlord. Sublandlord shall issue an invoice to Subtenant for its pro rata share of these utilities (which invoice shall include a copy of the underlying invoice issued by the utility provider), and Subtenant shall pay the invoice within thirty (30) days of receipt of same.

(c) Subtenant also agrees to reimburse Sublandlord initially for fifty percent (50%) of the telephone, payroll, and IT charges incurred by Sublandlord for the telephone service provided to the Entire Premises, such percentage to be modified each quarter based on the number of employees of subtenant and the total employees. Sublandlord shall issue an invoice to Subtenant for fifty percent (50%) of such charges (which invoice shall include a copy of the underlying invoice from the service provider), and Subtenant shall pay the invoice within thirty (30) days of receipt of same.

5. USE. The Premises shall be used and occupied only for general office uses, R&D and analytical laboratory, and metal, alloy, and magnet manufacturing and for no other purpose.

6. MASTER LEASE.

(a) This Sublease and all of the rights of Subtenant hereunder are subject and subordinate to the Master Lease except as expressly provided in this Sublease. Except as otherwise expressly provided in this Sublease, wherever in the Master Lease (i) Master Landlord is indemnified and held harmless, (ii) costs and expenses or damages incurred by Master Landlord are to be paid for by Sublandlord, (iii) Master Landlord has the right to cure a default, (iv) Master Landlord’s consent is required, or (v) any other benefits or protections are conferred upon Master Landlord, the term “Master Landlord” shall mean both Master Landlord and Sublandlord.

(b) Except as otherwise expressly provided in this Sublease, during the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant does hereby expressly assume and agree to perform and comply with each and every obligation of Sublandlord under the Master Lease in respect of the Premises, it being understood that, as to the Premises, all obligations imposed upon Sublandlord under the Master Lease hereby are conferred and imposed upon Subtenant as if incorporated herein and as if all references therein to “Tenant” were references to “Subtenant” and all references to “Landlord” were references to “Sublandlord”. Sublandlord shall not be responsible for, or liable to Subtenant as a result of, any failure by the Master Landlord to perform any of its obligations under the Master Lease; and Sublandlord shall have no duty or obligation to perform any obligations of Master Landlord under the Master Lease.

(c) Sublandlord covenants and agrees not to do or cause to be done, or suffer or permit to be done, any act which would or might cause the Master Lease or the rights of Subtenant under this Sublease to be endangered, cancelled or terminated, such that during the term of this Sublease the Subtenant shall enjoy the peaceful possession of the Premises without hindrance from Sublandlord or any party claiming by, through or under Sublandlord.

(d) In the event Subtenant receives notice of any event of default under the Master Lease, Subtenant agrees to give immediate notice thereof to Sublandlord in writing at the address given for notices herein.

(e) Notwithstanding any provision contained in the Master Lease or herein to the contrary, Subtenant shall not be obligated to make any repairs or replacements required to be made by the tenant under Section 11 of the Master Lease or perform any maintenance required to be performed by the tenant under Section 11 of the Master Lease, it being agreed that such repair, replacement and maintenance obligations shall be the sole responsibility of Sublandlord. Sublandlord covenants and agrees to comply with Section 11 at its sole cost and expense and to keep the Entire Premises and fixtures, facilities, equipment in good condition and repair, and repair or replace the structural elements of the Entire Premises, during the Term, all at no cost or expense to Subtenant.

7. ALTERATIONS. All construction work performed by Subtenant in the Premises shall be performed promptly, efficiently, and in a good and workmanlike manner in accordance with all applicable laws and by a licensed contractor approved by Sublandlord. Subtenant shall permit no mechanic’s liens to be placed against the Premises or any portion thereof and shall cause any contracts entered into by it for work to be done at the Premises to contain a waiver of the contractor’s right to file a mechanic’s lien.

8. INDEMNITY.

(a) Except to the extent caused by Sublandlord’s gross negligence or willful misconduct, Subtenant shall indemnify and save Sublandlord and its directors, officers, representatives, and employees harmless from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) (a) in connection with the loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or from the occupancy or use thereof by Subtenant, (b) occasioned wholly or in part by any act or omission of Subtenant, its agents, contractors, employees, servants, subtenants or concessionaires, or (c) occasioned by Subtenant’s breach of this Sublease. In the event that Sublandlord shall be made a party to any litigation commenced by or against Subtenant, then Subtenant shall protect and hold Sublandlord harmless from same and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid by Sublandlord in connection with such litigation.

(b) Except to the extent caused by Subtenant’s gross negligence or willful misconduct, Sublandlord shall indemnify and save Subtenant and its directors, officers, representatives, and employees harmless from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) (a) in connection with the loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Entire Premises other than the Premises or from the occupancy or use thereof by Sublandlord, (b) occasioned wholly or in part by any act or omission of Sublandlord, its agents, contractors, employees, servants, subtenants or concessionaires, or (c) occasioned by Sublandlord’s breach of this Sublease. In the event that Subtenant shall be made a party to any litigation commenced by or against Sublandlord, then Sublandlord shall protect and hold Subtenant harmless from same and shall pay all costs expenses and reasonable attorneys’ fees incurred or paid by Subtenant in connection with such litigation.

9. INSURANCE.

(a) Subtenant shall carry commercial general liability insurance in respect of the Premises as is required to be carried by Sublandlord under the Master Lease.

(b) To the extent that Sublandlord is required under the Master Lease to provide insurance covering the Premises against loss by fire or other casualty, then Subtenant shall be responsible for obtaining the same at Subtenant’s sole cost and expense, and Subtenant shall name Sublandlord as an additional named insured and shall also name such other additional parties as may be required under the Master Lease. Subtenant hereby waives all rights of recovery against Sublandlord and its agents and employees, by way of subrogation or otherwise, for damage or destruction to any and all of the Subtenant’s property in or on the Premises, including, but not limited to, fixtures, machinery, equipment, and inventory, arising out of fire or other casualty, whether or not caused by acts or negligence of Sublandlord and/or its agents or employees. Subtenant agrees that any insurance policy covering Subtenant’s fixtures, machinery, equipment, inventory or other property shall include a waiver of the insurer’s right of subrogation.

10. ASSIGNMENT OF SUBLEASE; SUBLETTING. Subtenant shall not assign this Sublease or transfer or sublet the Premises, or any part thereof, by operation of law or otherwise, without Sublandlord’s prior written consent, which consent Sublandlord shall not unreasonably withhold, condition or delay; provided, however, any permitted assignment or subletting shall not relieve Subtenant of its primarily liability under this Sublease. Subtenant shall not permit the occupancy of the Premises or any part thereof by anyone other than Subtenant (or its permitted assignees or sublessees) unless prior written approval has been granted by the Sublandlord and Master Landlord.

11. DEFAULT.

(a) Subtenant shall be deemed to be in default hereunder in the event:

(i)	Subtenant shall default in the payment of any rent required to be made by Subtenant hereunder and such failure shall continue for a period of ten (10) days after written notice from Sublandlord; or

(ii)	Except as provided in subparagraph (i), above, or (iii), below, Subtenant shall fail to perform any obligation hereunder and such failure shall continue beyond any applicable cure period provided in the Master Lease; or

(iii)	Subtenant shall take or omit to take any action which could result in a violation of the Master Lease and which is not susceptible to cure under the provisions of the Master Lease.

(iv)	Subtenant shall default under any of those certain agreements consisting of the following documents entered into of even date herewith: (i) Use and Services License Agreement between Powdermet, Inc. and Tenant, and (ii) exclusive License, non-compete, and assignment Agreement, between Powdermet, Inc. and Tenant.

(b) In the event of any default by Subtenant hereunder, Sublandlord shall be entitled to all remedies and damages provided for Master Landlord in the Master Lease, or as otherwise provided by law or equity.

12. EMINENT DOMAIN. All compensation awarded or paid upon a total or partial taking of the Premises shall belong to and be the property of Master Landlord without any participation by Subtenant; provided, however, that nothing contained herein shall be construed to preclude Subtenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business and/or depreciation to, damage to, and/or cost of removal of trade fixtures, furniture or other personal property belonging to Subtenant; provided, however, that no such claim shall diminish or otherwise adversely affect Master Landlord’s award.

13. ACCESS OF SUBLANDLORD. Sublandlord shall have reasonable access to the Premises during business hours and upon reasonable prior notice (except in the event of an emergency, in which case no notice shall be required) for the purpose of examining and exhibiting the same or of making any necessary repairs. This paragraph shall not be construed as obligating Sublandlord to make any repairs to the Premises.

14. SURRENDER. Prior to the expiration or sooner termination of this Sublease, Subtenant shall surrender possession of the Premises to Sublandlord. Subtenant shall remove all of its signage, trade fixtures and equipment prior to the expiration or sooner termination of this Sublease and shall repair all damage caused by such removal. In the event Subtenant remains in possession of all or part of the Premises after the expiration of the term of this Sublease, Subtenant shall be deemed to be occupying the Premises as Subtenant from month to month at 150% of the rent provided for herein. Nothing herein shall be construed to give Subtenant the right to hold over after the expiration of the Term, and Sublandlord may exercise any and all remedies at law or in equity to recover possession of the Premises.

15. NOTICES. Any notice or consent required or desired to be given by or on behalf of either party upon or to the other shall be given by hand delivery or by mailing the same by certified mail, postage prepaid, or by sending the same by overnight courier, addressed as follows:

If to Sublandlord:	Powdermet, Inc. 24112 Rockwell Drive
Euclid, Ohio 44117
Attn: Andrew J. Sherman, chairman

If to Subtenant:	PMT Critical Metals, Inc. 24112 Rockwell Drive
Euclid, Ohio 44117
Attn: Andrew Sherman, President

Either party may change the address for notices hereunder by written notice to the other in the manner set forth above.

16. SUBLANDLORD REPRESENTATIONS AND WARRANTIES. Sublandlord hereby represents and warrants to Subtenant that (i) the Master Lease is presently in full force and effect, (ii) neither Master Landlord nor Sublandlord is in default under any of the terms, covenants, or conditions to be adhered to by such party under the Master Lease, nor, to Sublandlord’s knowledge, does there exist any event or condition which, with the giving of notice lapse of time, or both, would constitute such a default, and (iii) the copy of the Master Lease attached hereto as Exhibit A is a true, accurate, and complete copy of the Master Lease, and the Master Lease has not been further amended or modified in any way. In the event Sublandlord exercises its option to purchase the Entire Premises and other property as contemplated under Section 31 of the Master Lease, Sublandlord agrees that this Sublease shall remain in full force and effect as a direct lease between Sublandlord and Subtenant as to the Premises.

17. EXISTING SUBLEASE. This Sublease Agreement shall amend and restate that certain Commercial Lease Agreement (Sublease) entered into by and between Sublandlord and Subtenant dated June 1, 2010 (the “Existing Sublease”), related to Subtenant’s sublease of the Building, in its entirety. Sublandord and Subtenant agree that, effective as of the Effective Date, the Existing Sublease shall be of no further force or effect.

18. MISCELLANEOUS.

(a) The parties hereto agree that no broker was utilized in connection with this transaction. Each party hereby agrees to indemnify, defend and hold the other party harmless from any claims arising out of a breach of its agreements set forth in this paragraph.

(b) In any civil action brought by either party to enforce or recover under this Sublease, the prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

(c) This Sublease constitutes the entire agreement between the Sublandlord and Subtenant relating to the subject matter hereof and supersedes all other prior agreements and understandings between the Sublandlord and Subtenant with respect thereto, whether written or oral, including, but not limited to, the Existing Sublease. This Sublease may only be amended or modified by a written document executed by all parties hereto. There are no representations or warranties, express or implied, other than those contained herein.

(d) If any provision or portion of this Sublease is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, all other provision of this Sublease shall nevertheless be construed so as to remain in full force and effect.

(e) The headings contained herein are for convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

(f) No waiver of any breach of any provision of this Sublease shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof and no waiver shall be effective unless made in writing.

(h) The term “Sublandlord” as used in the Sublease means only the lessee for the time being under the Master Lease, so that in the event of a transfer of Sublandlord’s interest in the Master Lease, Sublandlord shall be and hereby is entirely freed and relieved of all obligations of Sublandlord hereunder, and it shall be deemed that the transferee has assumed and agreed to observe and perform all obligations of Sublandlord hereunder.

(i) This Sublease shall be binding upon the parties hereto and their respective permitted successors and assigns.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands under seal the date first above shown.

SUBLANDLORD:

POWDERMET, INC.

By:	/s/ Howard Becker
Howard Becker, CFO

SUBTENANT:

PMT CRITICAL METALS, INC.

By:	/s/ Andrew Sherman
Andrew Sherman, President

Owner: SHERMAN PROPERTIES LL.

By:	/s/ Andrew Sherman
Andrew Sherman, managing member

STATE OF OHIO	)
	)	SS:
COUNTY OF CUYAHOGA	)

The foregoing instrument was acknowledged before me this ___ day of May, 2014, by Andrew J. Sherman, President of Powdermet, Inc., a California corporation, for and on behalf of said corporation.

Notary Public

STATE OF OHIO	)
	)	SS:
COUNTY OF CUYAHOGA	)

The foregoing instrument was acknowledged before me this ___ day of May, 2014, by Stephen Goss, President of PMT Critical metals, Inc., a Nevada corporation, for and on behalf of said corporation.

Notary Public